EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-8:

No. 33-80230

No. 333-32569

No. 333-57565

No. 333-99185

Post-Effective Amendment No. 1 to No. 333-99185

No. 333-62570

No. 333-174154

and the following registration statements on Form S-3:

Amendment No. 1 to No. 33-84536

No. 333-25637

Amendment No. 4 to No. 333-70295

Amendment No. 1 to No. 333-92959

No. 333-103119

Amendment No. 1 to No. 333-123612

No. 333-126046

No. 333-135195

No. 333-159372

No. 333-177864

of our reports dated February 17, 2012, relating to the consolidated financial statements and financial statement schedule of Camden Property Trust, and the effectiveness of Camden Property Trust’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 17, 2012